Exhibit 99.1

FOR IMMEDIATE RELEASE
For additional information, contact at (214) 981-5000:
Leldon E. Echols, Executive Vice President and Chief Financial Officer
Matthew G. Moyer, Vice President—Investor Relations
http://www.centex.com
CENTEX REPORTS RECORD FIRST QUARTER RESULTS
First Quarter Net Earnings Grow 32%
Raises Fiscal Year 2006 Earnings Guidance to a range of
$9.10 to $9.35 per diluted share
DALLAS – July 26, 2005: Centex Corporation (NYSE: CTX) today announced record first quarter revenues, operating earnings and diluted earnings per share.
Highlights of the quarter ended June 30, 2005 (compared to last year’s first quarter):
•	Revenues increased 16% to $3.22 billion

•	Net earnings grew 32% to $234 million

•	Earnings per diluted share grew 29% to $1.74

•	Domestic home building operating earnings increased 52% to $341 million

•	Domestic home sales (orders) rose 15%; backlog rose 22% to 20,773 units
     “Overall, it was another excellent quarter at Centex with domestic home building operating earnings increasing by 52% and sales (orders) growing by 15%. We were also especially pleased by the 12% growth in unit closings with balanced contributions from increased closings per neighborhood and new neighborhood openings,” said Tim Eller, Chairman and CEO. “The outstanding first quarter earnings growth in our home building operations were somewhat tempered by lower year-over-year contributions from CTX Mortgage and our Construction Services business.”

Centex Corporation, Page 2 of 4
HOME BUILDING
Domestic
     Operating earnings from Centex Homes were $341 million for the first quarter this year, 52% higher than the first quarter a year ago. Fiscal 2006’s first quarter revenues from Centex Homes were $2.40 billion, 26% higher than the same quarter last year.
     The 52% increase in operating earnings was achieved on a 12% increase in closings to 8,235 homes in this year’s first quarter, as well as a 240 basis point improvement in the operating margin to 14.2%. The operating margin improvement was composed mainly of gross margin improvement, which was driven primarily by an increase in the average selling price of homes delivered, geographic mix and ongoing process improvement initiatives, partially offset by higher material and labor costs.
     New home orders for this year’s first quarter were 10,419 homes, 15% above last year’s level. The backlog of homes sold but not delivered at June 30, 2005 was 20,773 units, 22% higher than the backlog at the same time a year ago. On a dollar basis, backlog grew 31% to $6.58 billion.
International
     For this year’s first quarter, Fairclough closed 358 homes versus 314 homes for the same quarter last year. Operating earnings for the quarter were $10 million, a 32% increase over last year’s first quarter. Operating margin increased 20 basis points over last year to 7.8%.
FINANCIAL SERVICES
     Operating earnings from Financial Services for the first quarter this year were $48 million, a 17% decrease from the same quarter last year. Revenues from this segment were $304 million for the first quarter this year, 11% above the same quarter a year ago.
CTX Mortgage Company
     Operating earnings from CTX Mortgage Company totaled $21 million for the first quarter of fiscal year 2006, 34% lower than fiscal 2005’s first quarter, primarily reflecting industry-wide reductions in refinancing volume. Originations from Centex Homes’ closings increased 12% while retail originations fell 13%. CTX Mortgage provided mortgage loans to 75% of Centex Homes’ buyers during the first quarter.
Centex Home Equity Company
     Centex Home Equity Company (CHEC) reported operating earnings of $28 million for the first quarter of fiscal year 2006, an 8% improvement over last year’s first quarter. The increased earnings were driven by the growth in the loan portfolio offset by a slightly lower return on that portfolio. CHEC’s loan servicing portfolio, on which it earns an interest margin, reached $8.21 billion, growing 19% versus last year. The return earned on the servicing portfolio fell 16 basis points to 1.36% for the first fiscal quarter of 2006 due to an increase in short-term lending rates and competitive industry pricing.
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Centex Corporation, Page 3 of 4
CONSTRUCTION SERVICES
     Operating earnings from Construction Services were $3 million for the first quarter this fiscal year, resulting in an operating margin of 0.7%, down 29 basis points from last year’s first quarter. New contracts for the quarter were approximately $718 million increasing the backlog of uncompleted construction contracts at June 30, 2005 to $2.35 billion, 43% more than at June 30, 2004. Operating margins in this backlog are anticipated to be higher than those posted this quarter and within historical averages.
OTHER
     The company repurchased 750,000 shares in the quarter at an average price of $68.38 per share. The company has approximately 2 million shares remaining in its current authorization. The company intends to continue to repurchase shares during the second fiscal quarter.
     Centex recently announced that it is exploring strategic alternatives for its London-based operations, Fairclough Homes. Centex has received and is evaluating expressions of interest concerning the possible sale of the division. If a decision is made to sell, the Board of Directors will determine the use of net proceeds, which may include additional share repurchases and investment in domestic home building operations.
OUTLOOK
     Based on current positive sales trends and the strength of the backlog, the company is raising its fiscal 2006 earnings per diluted share guidance to a range of $9.10 to $9.35, which would represent earnings per share growth of 19% to 22% over last year.
     Centex’s senior management will conduct a conference call to discuss the first quarter fiscal year 2006 financial results at 10:00 a.m. Eastern Time (9:00 a.m. Central Time) on Wednesday, July 27. The conference call, accompanied by a slide presentation, will be webcast simultaneously on the Centex Web site at http://www.centex.com. A replay of the call, as well as the presentation, will be archived on that site.
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Centex Corporation, Page 4 of 4
Forward-Looking Statements. This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the context of the statement and generally arise when Centex is discussing its beliefs, estimates or expectations. Such statements include projections, forecasts, and plans and objectives of management for future operations and operating and financial performance, as well as any related assumptions. These statements are not historical facts or guarantees of future performance but instead represent only Centex’s belief at the time the statements were made regarding future events, which are subject to significant risks, uncertainties and other factors, many of which are outside of Centex’s control. Actual results and outcomes may differ materially from what is expressed or forecast in such forward-looking statements. These risks and uncertainties are described in greater detail in Centex’s most recent Annual Report on Form 10-K for the fiscal year ended March 31, 2005 (including under the captions “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), as well as recent Current Reports on Form 8-K, which are on file with the SEC and may be obtained free of charge through the website maintained by the SEC at http://www.sec.gov. All forward-looking statements made in this press release are made as of the date hereof, and the risk that actual results will differ materially from expectations expressed in this press release will increase with the passage of time. Centex makes no commitment, and disclaims any duty, to update or revise any forward-looking statement to reflect future events or changes in Centex’s expectations.
NOTE ATTACHMENTS:
(1) Revenues and Earnings by Lines of Business
(2) Condensed Consolidated Balance Sheets
(3) Condensed Consolidated Cash Flows
(4) Supplemental Domestic Home Building Data
(5) Domestic Housing Activity by Geographic Area
(6) Domestic Housing Activity Dollar Values by Geographic Area
(7) Supplemental International Home Building Data
(8) Supplemental Financial Services Data
(9) Supplemental Financial Data

Attachment 1
Centex Corporation and Subsidiaries
Revenues and Earnings by Lines of Business
(dollars in thousands, except per share data)

	Quarter Ended
	June 30,
	(unaudited)
	2005	2004	Change
Revenues
Home Building	$2,526,043	$1,998,114	26%
Financial Services	303,836	274,321	11%
Construction Services	366,055	434,217	(16%)
Other	24,690	59,421	(58%)

Total	$3,220,624	$2,766,073	16%

Operating Earnings
Home Building	$350,760	$231,120	52%
Financial Services	47,730	57,574	(17%)
Construction Services	2,696	4,466	(40%)
Other	(2,761)	7,342	(138%)

Total Operating Earnings	398,425	300,502	33%

Corporate General Expenses	(20,602)	(19,585)
Interest Expense	(3,374)	(5,025)

Earnings Before Income Taxes	374,449	275,892	36%

Income Taxes	(140,779)	(98,659)

Net Earnings	$233,670	$177,233	32%

Earnings Per Share — Basic	$1.82	$1.43	27%

Earnings Per Share — Diluted	$1.74	$1.35	29%

Average Shares Outstanding:
Basic	128,672,028	123,573,221	4%
Diluted	134,584,442	130,926,818	3%

Attachment 2
Centex Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(Dollars in millions)
(unaudited)

	Centex Corporation and Subsidiaries		Centex Corporation*		Financial Services
	June 30,	March 31,	June 30,	March 31,	June 30,	March 31,
	2005	2005	2005	2005	2005	2005
Assets
Cash -
Unrestricted	$63	$503	$47	$491	$16	12
Restricted	419	378	53	53	366	325
Receivables -
Residential Mortgage Loans Held for Investment	8,207	7,914	—	—	8,207	7,914
Residential Mortgage Loans Held for Sale	2,021	1,775	—	—	2,021	1,775
Other Receivables	760	797	563	599	197	198
Inventories -
Homebuilding	7,792	7,072	7,792	7,072	—	—
Land Held Under Option Agreements not Owned	613	457	613	457	—	—
Other	32	33	27	27	5	6
Investments	185	164	807	736	—	—
Property and Equipment, net	163	162	120	119	43	43
Goodwill	254	253	242	241	12	12
Deferred Charges and Other Assets	640	503	381	334	259	169

	$21,149	$20,011	$10,645	$10,129	$11,126	$10,454

Liabilities and Stockholders’ Equity
Accounts Payable and Accrued Liabilities	$2,195	$2,304	$1,978	$2,145	$223	$114
Debt
Non-Financial Services	3,586	3,247	3,586	3,247	—	—
Financial Services	10,285	9,721	—	—	10,285	9,721
Minority Interests	600	458	598	456	2	2
Stockholders’ Equity	4,483	4,281	4,483	4,281	616	617

	$21,149	$20,011	$10,645	$10,129	$11,126	$10,454

* In the supplemental data presented above, “Centex Corporation” represents the consolidation of all subsidiaries other than those included in Financial Services. Transactions between Centex Corporation and Financial Services have been eliminated from the Centex Corporation and Subsidiaries balance sheets. We believe that separate disclosure of the consolidating information is useful because: the Financial Services subsidiaries operate in a distinctly different financial environment that generally requires significantly less equity to support their higher debt levels compared to the operations of our other subsidiaries; the Financial Services subsidiaries have structured their financing programs substantially on a stand-alone basis; and Centex Corporation has limited obligations with respect to the indebtedness of its Financial Services subsidiaries. Management uses this information in its financial and strategic planning.

Attachment 3
Centex Corporation and Subsidiaries
Condensed Consolidated Cash Flows
(Dollars in millions)
(unaudited)

	Centex Corporation and Subsidiaries		Centex Corporation*		Financial Services
	For the Quarter Ended June 30,		For the Quarter Ended June 30,		For the Quarter Ended June 30,
	2005	2004	2005	2004	2005	2004
Cash Flows — Operating Activities
Net Earnings	$234	$177	$234	$177	$29	$36
Adjustments -
Depreciation and Amortization	16	12	12	8	4	4
Other Noncash Adjustments	(89)	24	(19)	(29)	(75)	17
Increase in Loans Held for Sale	(245)	(26)	—	—	(245)	(26)
(Increase) Decrease in Inventories	(755)	(528)	(757)	(529)	2	1
Other Operating Activities	(141)	(111)	(167)	(26)	72	(103)

	(980)	(452)	(697)	(399)	(213)	(71)

Cash Flows — Investing Activities
Increase in Loans Held for Investment	(318)	(450)	—	—	(318)	(450)
Other Investing Activities	(7)	(40)	(48)	(20)	(4)	(2)

	(325)	(490)	(48)	(20)	(322)	(452)

Cash Flows — Financing Activities
Increase in Short-Term Debt, net	421	220	181	—	240	220
Issuance of Long-Term Debt, net	488	690	164	391	324	299
Other Financing Activities	(43)	4	(43)	4	(25)	—

	866	914	302	395	539	519

Effect of Exchange Rate on Cash	(1)	1	(1)	1	—	—

Net (Decrease) Increase in Cash and Cash Equivalents	(440)	(27)	(444)	(23)	4	(4)
Cash and Cash Equivalents at Beginning of Period	503	179	491	161	12	18

Cash and Cash Equivalents at End of Period	$63	$152	$47	$138	$16	$14

* In the supplemental data presented above, “Centex Corporation” represents the consolidation of all subsidiaries other than those included in Financial Services. Transactions between Centex Corporation and Financial Services have been eliminated from the Centex Corporation and Subsidiaries cash flows. We believe that separate disclosure of the consolidating information is useful because: the Financial Services subsidiaries operate in a distinctly different financial environment that generally requires significantly less equity to support their higher debt levels compared to the operations of our other subsidiaries; the Financial Services subsidiaries have structured their financing programs substantially on a stand-alone basis; and Centex Corporation has limited obligations with respect to the indebtedness of its Financial Services subsidiaries. Management uses this information in its financial and strategic planning.

Attachment 4
Centex Corporation and Subsidiaries
Supplemental Home Building Data — Domestic Operations
(unaudited)
     (dollars in millions, except per unit data)

	Quarter Ended June 30,
	2005		2004
HOME BUILDING — DOMESTIC
Revenues — Housing	$2,358.1	100.0%	$1,872.3	100.0%
Cost of Sales — Housing	(1,673.6)	(71.0%)	(1,361.8)	(72.7%)

Gross Margin — Housing	684.5	29.0%	510.5	27.3%

Revenues — Land Sales & Other	41.0		26.8
Cost of Sales — Land Sales & Other	(37.1)		(35.1)

Gross Margin — Land Sales & Other	3.9		(8.3)

Total Gross Margin	688.4	28.7%	502.2	26.4%

Selling, General & Administrative	(359.9)	(15.0%)	(286.4)	(15.1%)

Other Income	12.4	0.5%	7.8	0.5%

Operating Earnings	$340.9	14.2%	$223.6	11.8%

Units Closed	8,235		7,383

Average Unit Sales Price	$286,354		$253,592
% Change	12.9%		9.0%

Operating Earnings per Unit	$41,397		$30,284
% Change	36.7%		22.8%

Average Neighborhoods	605		570
% Change	6.1%		2.2%

LOT POSITION — DOMESTIC

	As of June 30,
	2005	2004	Change
Lot Owned and Controlled:

Lots Owned	106,584	82,853	29%

Lots Controlled	179,186	129,315	39%

Total	285,770	212,168	35%

Attachment 5
Centex Corporation and Subsidiaries
Supplemental Home Building Data — Domestic Operations
Housing Activity (Units) by Geographic Area

	Closings
	Quarter Ended June 30,
	2005	2004	Change
Mid-Atlantic	1,545	1,303	19%

Southeast	1,453	1,309	11%

Midwest	1,565	1,524	3%

Southwest	2,188	1,988	10%

West Coast	1,484	1,259	18%

	8,235	7,383	12%

	Sales (Orders) Backlog
	As of June 30,
	2005	2004	Change
Mid-Atlantic	3,887	2,974	31%

Southeast	5,388	4,324	25%

Midwest	3,382	3,442	(2%)

Southwest	4,513	3,216	40%

West Coast	3,603	3,106	16%

	20,773	17,062	22%

	Sales (Orders)
	Quarter Ended June 30,
	2005	2004	Change
Mid-Atlantic	2,010	1,476	36%

Southeast	1,835	1,926	(5%)

Midwest	1,635	1,574	4%

Southwest	3,013	2,335	29%

West Coast	1,926	1,720	12%

	10,419	9,031	15%

Attachment 6
Centex Corporation and Subsidiaries
Supplemental Home Building Data — Domestic Operations
Housing Activity (Values) by Geographic Area

	Housing Revenues - Closings
	(dollars in millions)
	Quarter Ended June 30,
	2005	2004	Change
Mid-Atlantic	$495.9	$373.0	33%

Southeast	395.2	317.2	25%

Midwest	336.0	320.9	5%

Southwest	379.2	314.2	21%

West Coast	751.8	547.0	37%

	$2,358.1	$1,872.3	26%

	Sales (Orders) Backlog Value
	(dollars in millions)
	As of June 30,
	2005	2004	Change
Mid-Atlantic	$1,399.8	$990.7	41%

Southeast	1,530.3	1,193.5	28%

Midwest	739.0	691.3	7%

Southwest	1,024.7	535.6	91%

West Coast	1,885.2	1,592.5	18%

	$6,579.0	$5,003.6	31%

Attachment 7
Centex Corporation and Subsidiaries
Supplemental Home Building Data — International Operations
(unaudited)
     (dollars in millions, except per unit data)

	Quarter Ended June 30,
	2005		2004
HOME BUILDING — INTERNATIONAL

Revenues — Housing	$126.9	100.0%	$94.7	100.0%
Cost of Sales — Housing	(98.6)	(77.7%)	(72.0)	(76.0%)

Gross Margin — Housing	28.3	22.3%	22.7	24.0%

Revenues — Land Sales & Other	—		4.3
Cost of Sales — Land Sales & Other	—		(4.1)

Gross Margin — Land Sales & Other	—		0.2

Total Gross Margin	28.3	22.3%	22.9	23.1%

Selling, General & Administrative	(18.7)	(14.7%)	(15.4)	(15.5%)

Other Income	0.3	0.2%	—	—%

Operating Earnings	$9.9	7.8%	$7.5	7.6%

Units Closed	358		314

Unit Sales	360		382

Plots Owned and Controlled	5,569		5,423

Average Unit Sales Price	$354,363		$301,666
% Change	17.5%		6.4%

Operating Earnings per Unit	$27,531		$23,984
% Change	14.8%		40.4%

Attachment 8
Centex Corporation and Subsidiaries
Supplemental Financial Services Data
CTX Mortgage Company

	Quarter Ended June 30,
	2005	2004	Change
Originations
Builder	5,619	5,019	12%

Retail	12,311	14,154	(13%)

Total	17,930	19,173	(6%)

Applications
Builder	7,316	6,146	19%

Retail	10,589	10,867	(3%)

Total	17,905	17,013	5%

Loan Volume (in billions)	$3.82	$3.50	9%

Average Loan Size	$213,100	$182,600	17%

Operating Profit per Loan	$1,187	$1,670	(29%)

Centex Home Equity

	Quarter Ended June 30,
	2005	2004	Change
Originations	11,276	11,520	(2%)

Applications	104,907	97,965	7%

Loan Volume (in billions)	$1.40	$1.44	(3%)

Average Loan Size	$124,300	$125,100	(1%)

Earnings As a % of Average Portfolio Accounting Method Loans	1.36%	1.52%

Servicing Portfolio:	As of June 30,
	2005	2004	Change
Number of Loans:
Portfolio Accounting Method	85,120	78,331
Serviced for Others	17,501	13,253

Total	102,621	91,584	12%

Servicing Portfolio (in billions):
Portfolio Accounting Method	$8.21	$6.92
Serviced for Others	1.56	0.94

Total	$9.77	$7.86	24%

Attachment 9
Centex Corporation and Subsidiaries
Supplemental Financial Data — Debt-to-Capitalization Ratio
(dollars in millions)

	As of June 30, 2005	As of March 31, 2005	As of June 30, 2004
Debt/Capitalization *
Debt	$3,586	$3,247	$2,808
Minority Interests	598	456	419
Less Minority Interests on Lot Options	(557)	(416)	(416)
Stockholders’ Equity	4,483	4,281	3,266

Capitalization	8,110	7,568	6,077
Less Unrestricted Cash	(47)	(491)	(155)

Net Capitalization	$8,063	$7,077	$5,922

Debt-to-Capitalization Ratio	44.2%	42.9%	46.2%

Net Debt-to-Capitalization Ratio	43.9%	38.9%	44.8%

Consolidated Debt/Capitalization **
Debt	$13,871	$12,968	$11,629
Minority Interests	600	458	421
Less Minority Interests on Lot Options	(557)	(416)	(416)
Stockholders’ Equity	4,483	4,281	3,266

Capitalization	18,397	17,291	14,900
Less Unrestricted Cash	(63)	(503)	(182)

Net Capitalization	$18,334	$16,788	$14,718

Consolidated Debt-to-Capitalization Ratio	75.4%	75.0%	78.0%

Consolidated Net Debt-to-Capitalization Ratio	75.3%	74.2%	77.8%

* Capitalization includes debt, minority interest (excluding lot options), and stockholders’ equity. Capitalization presented above reflects Financial Services on an equity basis and does not include debt attributable to Financial Services.
** Consolidated capitalization includes debt, minority interest (excluding lot options), and stockholders’ equity, including Financial Services.
Net debt-to-capitalization ratios are provided reflecting net capitalization, including net debt (debt less unrestricted cash), minority interest (excluding lot options), and stockholders’ equity. See Attachments 2 and 3 of the Earnings Release for more information.